Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

April 18, 2005

CONTACT: Colleen Lillie

(509)	/ 534 - 6200

Ambassadors Group Reports Loss Per Share of $0.26 for the First Quarter of 2005

Spokane, WA – April 18, 2005

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced a loss of $0.26 per share, or $2.6 million, in the first quarter of 2005, compared to a loss of $0.22 per share, or $2.2 million, in the first quarter of 2004. Due to the seasonal nature of our business, we anticipate and plan for both first and fourth quarters of the year to be loss quarters.

During the first quarter of 2005, gross receipts increased 46 percent quarter over quarter, to $6.0 million from $4.1 million in the comparable quarter of 2004. Net revenue also increased when comparing the quarters, to $2.2 million in the first quarter of 2005 from $1.3 million in the comparable 2004 quarter. A 16 percent gross margin improvement for the first quarter of 2005 resulted in a 36 percent first quarter 2005 gross margin, compared to a 31 percent gross margin in the comparable quarter one year ago.

Operating expenses increased to $6.6 million in the first quarter of 2005 from $4.9 million in the first quarter of 2004. The $1.7 million increase in operating expenses primarily resulted from shifting the timing of domestic and professional program marketing and mailing expenses. As a result of the foregoing, we had an operating loss of $4.5 million in the first quarter of 2005 compared to $3.6 million in the comparable quarter of 2004.

We realized other income of $0.5 million in the first quarter of 2005 compared to $0.2 million in the first quarter of 2004. Other income consists primarily of interest income generated by cash, cash equivalents, and available-for-sale securities (cash). Interest income more than doubled when comparing quarters, due to increased cash balances and increased interest rates between the two quarters.

Comparing year over year quarters, our cash, cash equivalent and available-for-sale securities balances at March 31, 2005 and 2004 were reported at $118.6 million and $98.2 million, of which $86.4 million and $72.7 million represented participant deposits, respectively. Deployable cash (see definition on final page of the press release) increased $9.0 million between March 31, 2005 and 2004 to $37.2 million from $28.2 million, respectively.

In comparison to the year ended December 31, 2004, our cash, cash equivalent and available-for-sale securities balances at March 31, 2005 increased $31.0 million. At December 31, 2004, cash, cash equivalent and available-for-sale securities balances were $87.6 million, of which $38.6 million represented participant deposits. Deployable cash (see definition on final page of the press release) at March 31, 2005 and December 31, 2004 decreased $6.0 million to $37.2 million from $43.2 million, respectively.

Jeff Thomas, CEO and President of Ambassadors Group, Inc., stated, “We are pleased to report that Ambassadors Group, Inc. continued to change and grow in the first quarter of 2005. We grew our number of delegates traveled from 1,500 to 2,500 in first quarter, an increase of 67 percent. Most of this growth is the result of continued development within our domestic programs structure. The higher levels of operating expense, from $4.9 million to $6.6 million, reflect an expansion and shift in the timing of the marketing efforts for our domestic and professional programs. When these changes are taken together, the financial model for first quarter looks less and less like prior years, primarily manifested in a larger loss than past years.

“However, with the majority of our enrolled delegates scheduled to participate in programs throughout the summer – the second and third quarters – we are focused on retaining the enrollments that we have collected to date, as well as working to maintain the gross margins that were budgeted prior to several unfavorable cost trends in the travel industry. For example, many airlines and motor coach companies are implementing fuel surcharges – the result of oil being priced over $50 / barrel for sustained periods of time. In addition, the continued weakness in the U.S. dollar relative to our key currencies has made our final foreign exchange for 2005 more expensive than planned.”

Mr. Thomas continued, “Since 9/11, the world in which we operate has ceased to be ‘normal,’ although we continue to adapt to the new challenges that seem to occur on a regular basis. Thank you for your continued support.”

We will host a conference call to discuss first quarter 2005 results of operations on Tuesday, April 19, 2005 at 8:30 a.m. Pacific Time. You may join the call by dialing (888) 396-2298, then entering the pass code: 59163617. Or, you may also join the call via the Internet at www.AmbassadorsGroup.com/EPAX. For post-view access, you may dial (888) 286-8010 with the pass code 13074957 and follow the prompts, or visit www.AmbassadorsGroup.com/EPAX. Post-view dial-in access will be available beginning April 19, 2005 at 10:30 a.m. until April 26, 2005 at 10:30 a.m., both Pacific time Post-view Webcast access will be available following the conference call through July 14, 2005.

We, Ambassadors Group, Inc., are a leading educational travel company that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. We are headquartered in Spokane, Washington, with associates also in Playa Vista, California; Denver, Colorado; and Washington, D.C.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between quarter-to-quarter results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 15, 2005, and proxy filed April 14, 2005.

The following summarizes our financial information for the quarters ended March 31, 2005 and 2004 (in thousands, except per share amounts):

	UNAUDITED
	Quarter ended March 31,
	2005	2004
Gross program receipts	$5,978	$4,099
Net revenue	$2,179	$1,260

Operating expenses:
Selling and tour promotion	5,512	3,785
General and administration	1,137	1,073

Total operating expenses	6,649	4,858

Operating loss	(4,470)	(3,598)
Other income, net	475	203

Loss before income tax benefit	(3,995)	(3,395)
Income tax benefit	1,358	1,154

Net loss	$(2,637)	$(2,241)

Loss per share – basic and diluted	$(0.26)	$(0.22)

Weighted average shares outstanding – basic and diluted	10,092	10,017

We have a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics, offer comparable products to participants, and utilize similar processes for program marketing.

The following summarizes our balance sheets as of March 31, 2005, March 31, 2004, and December 31, 2004 (in thousands):

	UNAUDITED		AUDITED
	March 31,		December 31,
	2005	2004	2004
Assets
Cash and cash equivalents	$52,651	$55,018	$34,737
Available-for-sale securities	65,981	43,218	52,820
Foreign currency exchange contracts	2,368	4,689	2,609
Prepaid program cost and expenses	12,808	8,796	2,461
Other current assets	1,487	1,400	123

Total current assets	135,295	113,121	92,750
Property and equipment, net	4,267	3,375	3,911
Deferred income tax	710	1,639	735
Other assets	126	116	120

Total assets	$140,398	$118,251	$97,516

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$3,934	$1,899	$4,277
Other liabilities	3,793	4,032	3,806
Participants’ deposits	86,360	72,709	38,608
Deferred tax liability	610	1,517	723
Current portion of long-term capital lease	148	145	147

Total current liabilities	94,845	80,302	47,561
Capital Lease, long term	416	563	454

Total Liabilities	95,261	80,865	48,015

Stockholders’ equity	45,137	37,386	49,501

Total liabilities and stockholders’ equity	$140,398	$118,251	$97,516

The following summarizes our deployable cash* as of March 31, 2005, March 31, 2004, and December 31, 2004 (in thousands):

	UNAUDITED		AUDITED
	March 31, 2005	March 31, 2004	December, 31 2004
Cash, cash equivalents and available-for-sales equivalents	$118,632	$98,236	$87,557
Prepaid program cost and expenses	12,808	8,796	2,461
Less: Participants’ deposits	(86,360)	(72,709)	(38,608)
Less: Accounts payable/accruals/other liabilities	(7,875)	(6,076)	(8,230)

Deployable cash	$37,205	$28,247	$43,180

*	- Deployable cash is a non-GAAP (generally accepted accounting principles) liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available for sale securities and prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities and is presented as supplementary information to enhance the readers understanding of, and highlight trends in, our financial position. Any non-GAAP financial measure used should not be considered in isolation or as a substitute for measures of performance or liquidity prepared in accordance with GAAP.